Exhibit 99.4

Consent of Mercer Capital Management, Inc.

The Board of Directors

First Southern Bancorp, Inc.

900 N. Federal Highway, Suite 300

Boca Raton, FL 33432

Dear Directors:

We hereby consent to the inclusion of our opinion letter, dated January 29, 2014, to the Board of Directors of First Southern Bancorp, Inc. (“Company”) as Appendix C, and to the reference thereto, quotation therefrom, or summarization thereof, under the captions “Opinion of First Southern’s Financial Advisors” in the Registration Statement on Form S-4. By giving such consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Mercer Capital Management, Inc.

By:	/s/ Jeff K. Davis
Name: Jeff K. Davis
Title: Managing Director

April 1, 2014